NEWS RELEASE
1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500

CONTACTS:	For Immediate Release
Mark B. Thomas, CEO
HEI, Inc. Announces First Quarter Results for Fiscal 2007 and
Schedules Conference Call
MINNEAPOLIS, MINNESOTA, January 17, 2007 — HEI, Inc. (NASDAQ: HEII — www.heii.com) today announced its financial results for its first quarter, which ended December 2, 2006, and announced it will hold its quarterly conference call to discuss the financial results of the first quarter fiscal year 2007 on Friday, January 19, 2007 at 2:00 pm Eastern time (1:00 pm Central time).
Net sales in the first quarter of Fiscal 2007 were $12,945,000, or a decrease of $842,000 or 6% compared to the same prior year period of $13,787,000. The decrease was a result of a lower volume of design and development contracts at the AMO segment and the shift away from some of the legacy hearing products at our Victoria Microelectronics operation. It is anticipated that the revenues from those hearing products will be replaced with expanded revenues from existing customers and new customer offerings as Fiscal 2007 progresses.
Gross profit was $1,448,000 (11% of net sales) for the three-months ended December 2, 2006 compared to $2,724,000 (20% of net sales) for the three-months ended November 26, 2005. The decrease of $1,276,000 is due to lower sales in the first quarter of fiscal 2007 as described above. In addition, the decline in gross margin in the first quarter of Fiscal 2007 compared to the same period of Fiscal 2006 was a result of a lower volume of design and development and verification and validation contracts at the AMO segment which resulted in a higher percentage of lower margin manufacturing revenues compared to higher margin design and development and verification and validation contracts. In addition, our fixed overhead costs were structured at higher levels in anticipation of significantly higher sales volumes than were actually achieved. Cost reductions were made in the later part of Fiscal 2006 and again in early Fiscal 2007, but not in time to show a material impact on the gross margins during the first quarter of Fiscal 2007. Operating expenses included the accrual of severance related expenses of approximately $348,000 that were recorded in the first quarter of Fiscal 2007. The Company is looking at additional cost reductions as the fiscal year progresses.
“As we progress through the fiscal year, we continue to focus on operational performance and to assess our strategies moving forward,” commented Mark Thomas, HEI’s Chief Executive Officer.
The Company filed its report on Form 10-Q for the quarterly period ended December 2, 2006 with the Securities and Exchange Commission on Tuesday, January 16, 2007 which contains further detailed information relating to the operating results and the business of HEI, Inc. Interested parties are encouraged to read this and other reports filed by the Company which provide more detailed information about HEI, Inc.

The quarterly conference call is being web cast and is also accessible via telephone. To access the listen-only web cast, visit http://www.actioncast.acttel.com and enter Event ID 35821. The conference call can be accessed via telephone by dialing 1-800-366-3908 (outside the US, dial 303-262-2137). Specify conference reservation number 11082334.
Replays of the conference call will be available January 19, 2007 at 5 pm Eastern time through February 19, 2007, by calling 1-800-405-2236 (outside the US, dial 303-590-3000) Specify conference reservation number 11082334.
Information for accessing the conference call is also available on the HEI’s web site at www.heii.com.

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged for the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rd Street, Boulder, CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317
FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the integration of the Advanced Medical Division, the implementation of business strategies, growth of specific markets, improved results and the estimated HEI revenue, cash flow and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, our ability to satisfy financial or other obligations or covenants set forth in our banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Division, collection of outstanding debt, HEI’s ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI’s SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results. See risk factor in annual report on form 10K for year ended September 2, 2006.